ARTICLES OF AMENDMENT

                                       OF

                         MORGAN KEEGAN SELECT FUND, INC.

         Morgan Keegan Select Fund, Inc., a corporation organized and existing under the Corporations and Associations Law of the State of Maryland ("Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: At a meeting of the Board of Directors held on May 10, 2000, the Board of Directors of the Corporation voted to amend the Articles of Incorporation of the Corporation and increase the aggregate number of authorized shares of common stock of the Corporation by one billion (1,000,000,000) shares.

         Prior to this amendment, the total number of shares of capital stock that the Corporation had the authority to issue was one billion (1,000,000,000) shares, with a par value of one tenth of one cent ($.001) per share, for an aggregate par value of one million dollars ($1,000,000.00). Pursuant to powers granted to the Board of Directors in Article Sixth of the Articles of Incorporation, the Board of Directors established and classified two series of stock comprising 600,000,000 shares known as Morgan Keegan Intermediate Bond Fund and Morgan Keegan High Income Fund. Of these 600,000,000 shares, 100,000,000 shares were established and classified as shares of Morgan Keegan Intermediate Bond Fund, Class A; 100,000,000 shares were established and classified as shares of Morgan Keegan Intermediate Bond Fund, Class C; 100,000,000 shares were established and classified as shares of Morgan Keegan Intermediate Bond Fund, Class I; 100,000,000 shares were classified and established as shares of Morgan Keegan High Income Fund, Class A; 100,000,000 shares were classified and established as shares of Morgan Keegan High Income Fund, Class C; and 100,000,000 shares were classified and established as shares of Morgan Keegan High Income Fund, Class I.

         SECOND: A description of each class of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption is as outlined in the Articles of Incorporation of the Corporation and has not been changed by Amendment.

         THIRD:   The Corporation is a registered open-end management investment company under the Investment Company Act of 1940, as amended.

         FOURTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland Corporations and Associations Law.

         FOURTH:  Paragraph   One  of   Article   Sixth  of  the   Articles   of
Incorporation of the Corporation is hereby amended to read as follows:

         Section 6.1. Capital Stock. The total number of Shares of capital stock that the Corporation shall have authority to issue is two billion (2,000,000,000) Shares, par value of one tenth of one cent ($.001) ("Shares"), and having an aggregate par value of two million dollars ($2,000,000.00). The Board of Directors shall have full power and authority, in its sole discretion and without obtaining any prior authorization or vote of the Stockholders, to change in any manner and to create and establish Shares having such preferences, terms of conversion, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such Shares adopted by the Board of Directors.

                  Paragraph   Four  of  Article   Sixth  of  the   Articles   of
Incorporation of the Corporation is hereby amended to read as follows:

         Without limiting the authority of the Board of Directors set forth herein to establish and designate any further Series or Classes, and to classify and reclassify any unissued Shares, there is hereby established and classified the following five (5) Series of shares of capital stock, comprising One Billion Five Hundred Million (1,500,000,000) shares in the aggregate, each to be known as: (1) Morgan Keegan Intermediate Bond Fund, (2) Morgan Keegan High Income Fund, (3) Morgan Keegan Core Equity Fund, (4) Morgan Keegan Utility Fund, and (5) Morgan Keegan Select Financial Fund. Of these One Billion Five Hundred Million (1,500,000,000) shares, 100,000,000 shares are hereby established and classified as shares of Morgan Keegan Intermediate Bond Fund, Class A; 100,000,000 shares are hereby established and classified as shares of Morgan Keegan Intermediate Bond Fund, Class C; 100,000,000 shares are hereby established and classified as shares of Morgan Keegan Intermediate Bond Fund, Class I; 100,000,000 shares are hereby established and classified as shares of Morgan Keegan High Income Fund, Class A; 100,000,000 shares are hereby established and classified as shares of Morgan Keegan High Income Fund, Class C; 100,000,000 shares are hereby established and classified as shares of Morgan Keegan High Income Fund, Class I; 100,000,000 shares are hereby established and classified as Morgan Keegan Core Equity Fund, Class A; 100,000,000 shares are hereby established and classified as Morgan Keegan Core Equity Fund, Class C; 100,000,000 shares are hereby established and classified as Morgan Keegan Core Equity Fund, Class I; 100,000,000 shares are hereby established and classified as Morgan Keegan Utility Fund, Class A; 100,000,000 shares are hereby established and classified as Morgan Keegan Utility Fund, Class C; 100,000,000 shares are hereby established and classified as Morgan Keegan Utility Fund, Class I; 100,000,000 shares are hereby established and classified as Morgan Keegan Select Financial Fund, Class A; 100,000,000 shares are hereby established and classified as Morgan Keegan Select Financial Fund, Class C; and 100,000,000 shares are hereby established and classified as Morgan Keegan Select Financial Fund, Class I.

         The foregoing amendment was duly adopted in accordance with the requirements of Section 2-408 of the Corporations and Associations Law of the State of Maryland.

         IN WITNESS WHEREOF, Morgan Keegan Select Fund, Inc. has caused these presents to be signed in its name on its behalf by the President of the Corporation and attested to by the Corporation's Secretary on this 21st day of July, 2000, and further verifies under oath that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all materials respects, under penalties of perjury.

                                     MORGAN KEEGAN SELECT FUND, INC.



                                     By:   /s/ Allen B. Morgan, Jr.
                                           ------------------------
                                           Allen B. Morgan, Jr.
                                           President

ATTEST:


/s/ Charles D. Maxwell
----------------------
Charles D. Maxwell
Secretary